Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:                 David Radulski                                                     Carol A. Parker Trott
Investor Relations                                                Media Relations
(441) 294-7460                                                       (441) 294-7290

XL CAPITAL LTD ANNOUNCES PRELIMINARY ESTIMATES OF THIRD QUARTER RESULTS

•	Estimated net loss to ordinary shareholders of $1.65 billion to $1.67 billion or a net loss of $6.08 to $6.17 per ordinary share. This includes the following previously announced pre-tax items:

a)	A charge of $1.4 billion related to the transaction closed on August 5, 2008 with Syncora Holdings Ltd (formerly Security Capital Assurance Ltd) and certain of its subsidiaries (“Syncora”).

b)	Net losses, net of reinsurance recoveries and reinstatement premiums, of $27.4 million and $195.4 million related to Hurricanes Gustav and Ike, respectively.

c)
A charge of $41.7 million related to the Company’s actions to streamline corporate functions and reduce future run-rate operating expenses. The total cost of these actions is still expected to be between $50 million and $60 million for the full year.

d)	A charge of $22.5 million arising from the redemption of XL America, Inc.'s $255.0 million 6.58% Guaranteed Senior Notes.

•	“Net income excluding net realized gains and losses”[1] is estimated to be approximately $107.8 million or $0.40 per ordinary share as compared with $562.8 million or $3.13 in the prior year quarter.

•	Estimated book value per ordinary share of $21.50 to $21.65

HAMILTON, BERMUDA, October 14, 2008 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported an estimated net loss to ordinary shareholders for the quarter ended September 30, 2008 of between $1.65 billion to $1.67 billion, or a loss of $6.08 to $6.17 per ordinary share, compared with net income of $328.0 million, or $1.82 per ordinary share, for the quarter ended September 30, 2007. The results for the quarter are currently being reviewed by the Company’s independent auditors and the estimates are subject to change.  The estimated net loss for the quarter ended September 30, 2008 included the following pre-tax items in addition to the previously announced items noted above :

1.	Other than temporary impairment charges of between $250.0 million and $275.0 million and net realized losses on investment sales of $40.3 million.

2.	Foreign exchange gains of $139.5 million related to the significant strengthening of the U.S. dollar during the quarter.

 “Net income excluding net realized gains and losses”1 is estimated to be approximately $107.8 million or $0.40 per ordinary share as compared with $562.8 million or $3.13 in the prior year quarter.

1 Defined as net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of Syncora Guarantee Re Ltd (formerly XL Financial Assurance Ltd), herein referred to as “net income excluding net realized gains and losses”. “Net income excluding net realized gains and losses” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

Commenting on the results for the quarter, Chief Executive Officer, Mr. Michael S. McGavick said “The third quarter has seen real progress in relation to the strategic objectives set out earlier in the year.  We eliminated the vast majority of our exposures to Syncora. We have also made demonstrable progress in de-risking the firm, both in our investment portfolio and by and by demonstrating our attention to managing our traditional property and casualty exposures well, as we believe our third quarter hurricane losses show. And during all of this we also completed most of the actions necessary to reduce the expense base of the Company and achieved modest premium growth.  Additionally, we raised capital sufficient to pay for our Syncora solution, to withstand the historic economic turbulence and its effects on our investment portfolio in the quarter, and to cover the demands of our estimated third quarter hurricane losses.”

P&C Operations gross premiums written for the current quarter included $1,214.0 million from the Insurance segment and $686.0 million from the Reinsurance segment compared with $1,169.4 million and $624.3 million, respectively, in the prior year quarter. The loss ratio for the quarter was 79.3% with a combined ratio of 107.1% as compared to 58.1% and 85.3%, respectively, in the prior year quarter.  The results for the current quarter were adversely affected by $209.5 million of natural catastrophe losses but benefited from favorable prior year development of $98.9 million (see table attached). In the prior year quarter there was $22.1 million of natural catastrophe losses offset by favorable prior year development of $144.0 million. Consistent with the first half of this year, this was a quarter where the insurance industry saw an above average level of large property losses.  Further details of the performance of the operating segments are set forth below.

The Life Operations segment contributed $37.6 million and there was a contribution of $3.7 million from the Other Financial Lines segment, compared with contributions of $27.0 million and $16.5 million, respectively, in the prior year quarter.

Mr. McGavick said “During the quarter we have been conducting our strategic review of the Company’s Life Operations.  We currently expect this review process to conclude during the fourth quarter.”

Net investment income from P&C operations, excluding investment income from structured products, was $293.1 million as compared to $325.5 million in the prior year quarter.  Net investment income from P&C structured products was $27.4 million as compared to $35.1 million in the prior year quarter. Both reductions were caused principally by lower average yields for the period. There was a net loss of $54.9 million from investment affiliates as compared to a profit of $69.4 million in the prior year quarter and net income from investment manager affiliates of $1.0 million compared to $23.2 million in the prior year quarter.  Both results reflected the extremely difficult capital market conditions during the period.

Mr. McGavick said “These have been very difficult times in the capital markets.  However, I believe that the relatively limited level of realized investment losses that we have recorded this quarter arising from impacted financial institutions demonstrates the effectiveness of our risk management in avoiding outsize exposures to individual credits.”

Net income from financial and operating affiliates, excluding the Syncora related charges noted above, was $12.2 million as compared to $18.8 million in the prior year quarter.

Operating expenses for the quarter were $319.4 million as compared with $270.5 million in the prior year quarter, the increase due primarily to the charge of $41.7 million noted above.

Mr. McGavick said “We have taken decisive action to reduce the level of our operating expenses.  We remain on course to deliver the reduction of $70 million from our 2008 underlying expense base that we announced previously.”

For the first nine months of 2008, net loss to ordinary shareholders is estimated to be between $1.20 billion and $1.22 billion as compared to net income of $1.42 billion in the prior year period.  “Net income excluding net realized gains and losses” for the same period is expected to be $650.8 million compared to $1,629.1 million in the prior year period.

The Company’s ordinary shareholders’ equity at September 30, 2008 is estimated to be between $7.11 billion and $7.16 billion, as compared with $7.77 billion at June 30, 2008.  This reduction reflected (i) the net loss for the current quarter, (ii) an increase of between $800 million and $875 million in net unrealized losses within the investment portfolio, caused principally by a continued widening of credit spreads on corporate investments, (iii) a reduction in the currency translation account of $457.4 million due to the strengthening of the U.S. dollar in the quarter, partially offset by, (iv) proceeds of $2,341.4 million received from issue of 151.75 million new Class A Ordinary Shares.  Book value per ordinary share at September 30, 2008 is estimated to be between $21.50 and $21.65.

The annualized return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses,” is expected to be approximately 5.8% for the quarter as compared to 22.3% in the prior year quarter.

Mr. McGavick said “While it was a tough quarter by any measure, we are very pleased with the resilience of the XL franchise. Especially noteworthy was the fact that our clients, brokers and people pulled with us through the uncertainty of the Syncora situation, enabling us to have positive sales momentum in the quarter, and positioning us well for the critical 1/1 renewal period.”

Segment Highlights – Third quarter 2008 versus third quarter 2007

Insurance

Gross and net premiums written increased by 3.8% and 2.6%, respectively, during the three months ended September 30, 2008 compared with the three months ended September 30, 2007.  Gross premiums written increased primarily due to growth from targeted new business initiatives, higher insured values in the marine book and $23 million of favorable movements in foreign exchange rates. Partially offsetting this increase was a continued decline in premium rates across most lines of business as market conditions continued to soften together with selective non-renewals.  Net premiums written increased as a result of the factors noted above affecting gross premiums written.

Net premiums earned increased by 2.9% in the three months ended September 30, 2008 compared with the three months ended September 30, 2007. The increase resulted primarily from favorable movements in foreign exchange rates of $29 million, growth in the Excess and Surplus and marine lines of business, partially offset by lower premiums in property and other specialty lines.

The loss ratio was 79.8% and the combined ratio was 107.9% compared to 62.7% and 87.5%, respectively, in the prior year quarter.  The current quarter results included favorable prior year development of $11.5 million (or 1.1 loss ratio points) and $67.9 million from natural catastrophe loss activity in the quarter.  The prior year quarter included $60.7 million (or 6.0 loss ratio points) of favorable prior year development and $7.0 million from natural catastrophe loss activity. The quarter has again seen an above average level of large property losses for the insurance industry.  The expense and combined ratios for the segment were impacted by 1.4 points for the charges related to the actions taken to streamline corporate functions noted above.

Reinsurance

Gross and net premiums written during the three months ended September 30, 2008 increased by 9.9% and decreased by 4.5%, respectively, as compared to the third quarter in 2007. Gross premium written includes $16.5 million of reinstatement premium related to the catastrophe events in the current quarter. Excluding this, the increase in gross premium written is due mainly to certain agricultural contracts where the premium is tied to commodities prices and a timing difference on one proportional contract which renewed in the current quarter but earlier in the year in 2007.  Partially offsetting this increase were premium rate decreases that resulted from softening market conditions and the Company declining certain business where market rates were below the Company’s acceptable underwriting return levels, together with increased retentions by clients.  The decrease in net premiums written is due mainly to higher ceded premiums related to the agricultural contracts noted above partially offset by a decrease in cessions to Cyrus Re II.

Net premiums earned in the third quarter of 2008 decreased by 15.4% as compared to the third quarter of 2007. This decrease was a reflection of the overall reduction of net premiums written over the last 24 months including the impact of the purchase of the additional catastrophe loss protection in the second quarter of 2008.

The loss ratio was 78.4% and the combined ratio was 105.4% in the three months ended September 30, 2008 compared to 50.0% and 81.3%, respectively, in the prior year quarter.  The current quarter results included favorable prior year development of $87.4 million (or 18.1 loss ratio points) and $155.2 million from natural catastrophe loss activity in the quarter.   The prior year quarter included $83.3 million (or 14.6 loss ratio points) of favorable prior year development and $15.1 million from natural catastrophe loss activity. The acquisition expense ratio decreased from 22.2% to 16.4% in the current quarter due mainly to a reduction in performance related commissions and the expense and combined ratio was impacted by 0.6 points for the charges related to the actions taken to streamline corporate functions.

Life Operations

Gross written premiums for the Life operations was $156.1 million during the three months ended September 30, 2008 as compared to $140.7 million in the prior year quarter. The increase was due primarily to higher premiums on the core regular premium portfolio as well as growth in U.S. business.  The contribution for the quarter was $37.6 million as compared to $27.0 million in the prior year quarter, the increase arising principally from the increase in business written together with higher net investment income.

Other Financial Lines

The Other Financial Lines segment recorded a contribution of $3.7 million during the three months ended September 30, 2008 as compared to a contribution of $16.5 million in the prior year quarter.  The lower income in the quarter arose from lower underlying balances and was partially offset by reduced operating expenses.

#    #    #

The Company will host a conference call to discuss the preliminary estimates of its third quarter results on October 14, 2008 at 8:30 a.m. Eastern time.  The conference call can be accessed through a listen-only dial in number or though a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 67852140. The webcast will be available at the Company’s website located at www.xlcapital.com and will be archived there from approximately 11.30 a.m Eastern time on October 14,2008, through midnight Eastern time on November 14, 2008. A telephone replay of the conference call will also be available beginning at 11.30 a.m. Eastern time on October 14, 2008, until midnight Eastern time on November 4, 2008 by dialing (800) 642-1687 or (706) 645-9291, Conference ID# 67852140.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the preliminary nature of the financial estimates contained herein; (b) greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans; (c) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (d) trends in rates for property and casualty insurance and reinsurance; (e) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets including, but not limited to, further market developments relating to sub-prime and residential mortgages; (f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; (g) changes in the size of XL’s claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and (h) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended
Income Statement Data:	September 30
	(Unaudited)
	2008 - Estimated			2007
Revenues:
Gross premiums written :
- P&C operations		$1,899,975		$1,793,738
- Life operations		156,148		140,694
- Financial operations		-		-

Net premiums written :
- P&C operations		1,257,914		1,256,118
- Life operations		145,741		129,353
- Financial operations		-		-

Net premiums earned :
- P&C operations		1,525,023		1,583,343
- Life operations		169,608		147,239
- Financial operations		-		-
Net investment income		436,281		567,987
Net realized (losses) on investments - estimated	(290,300)	-	(315,300)	(160,208)
Net realized and unrealized (losses) gains on derivative instruments		(58,454)		(58,162)
Net (loss) income from investment affiliates		(54,886)		69,435
Fee and other income		19,132		3,653
Total revenues	$1,746,404		$1,721,404	$2,153,287
Expenses:
Net losses and loss expenses incurred		$1,209,565		$920,564
Claims and policy benefits		199,861		195,440
Acquisition costs		216,879		253,077
Operating expenses		319,432		270,540
Exchange (gains) losses		(139,467)		(26,204)
Debt extinguishment costs		22,527		-
Interest expense		78,000		151,018
Amortization of intangible assets		1,386		420
Total expenses	$1,908,183		$1,908,183	$1,764,855

Net (loss) income before minority interest, income tax
and net income from operating affiliates	$(161,779)		$(186,779)	$388,432

Minority interest in net income of subsidiary		-		-
Income tax		47,843		58,715
Net loss (income) from operating affiliates		1,404,299		(41,919)

Net (loss) income	$(1,613,921)		$(1,638,921)	$371,636
Preference share dividends		(32,500)		(43,661)
Net (loss) income available to ordinary shareholders	$(1,646,421)		$(1,671,421)	$327,975

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Nine Months Ended
Income Statement Data:	September 30
	(Unaudited)
	2008 Estimated			2007
Revenues:
Gross premiums written :
- P&C operations		$6,387,100		$6,692,216
- Life operations		552,357		588,930
- Financial operations		-		156,983

Net premiums written :
- P&C operations		4,753,934		5,158,658
- Life operations		520,887		556,778
- Financial operations		-		130,445

Net premiums earned :
- P&C operations		4,586,590		4,832,163
- Life operations		502,125		534,086
- Financial operations		-		85,682
Net investment income		1,375,862		1,688,294
Net realized (losses) on investments	(390,511)	-	(415,511)	(132,620)
Net realized and unrealized (losses) gains on derivative instruments		(5,648)		(41,233)
Net (loss) income from investment affiliates		(63,522)		255,414
Fee and other income		40,219		11,639
Total revenues	$6,045,115		$6,020,115	$7,233,425
Expenses:
Net losses and loss expenses incurred		$3,149,043		$2,857,299
Claims and policy benefits		605,885		662,883
Acquisition costs		729,413		811,049
Operating expenses		881,554		857,595
Exchange (gains) losses		(63,786)		19,965
Debt extinguishment costs		22,527		-
Interest expense		267,553		458,504
Amortization of intangible assets		2,226		1,260
Total expenses	$5,594,415		$5,594,415	$5,668,555

Net income before minority interest, income tax
and net income from operating affiliates	$450,700		$425,700	$1,564,870

Minority interest in net income of subsidiary		-		23,994
Income tax		129,750		192,758
Net loss (income) from operating affiliates		1,452,647		(140,640)

Net (loss) income	$(1,131,697)		$(1,156,697)	$1,488,758
Preference share dividends		(65,000)		(66,530)
Net (loss) income available to ordinary shareholders	$(1,196,697)		$(1,221,697)	$1,422,228

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

			Three Months Ended		Nine Months Ended
Income Statement Data (continued) :			September 30		September 30
			(Unaudited)		(Unaudited)
	2008 Estimate			2007	2008 Estimate			2007

Weighted average number of ordinary shares and ordinary share equivalents :

Basic		270,844		178,788		208,437		178,886
Diluted		270,844		179,781		208,437		180,340

Per Share Data :
Net (loss) income available to ordinary shareholders	$(6.08)	-	$(6.17)	$1.82	$(5.74)	-	$(5.86)	$7.89

Ratios – P&C operations :
Loss ratio		79.3%		58.1%		68.7%		59.1%
Expense ratio		27.8%		27.2%		29.0%		28.1%

Combined ratio		107.1%		85.3%		97.7%		87.2%

XL CAPITAL LTD
IMPACT OF PRIOR YEAR DEVELOPMENT AND NATURAL CATASTROPHE LOSSES
For the quarter ended September 30, 2008
(U.S Dollars in thousands)

	As Reported	Prior year development	Excluding prior year development	Natural Catastrophes (1)	Excluding prior year development and Natural Catstrophes

INSURANCE
Gross premium written	$1,213,991	$-	$1,213,991	$-	$1,213,991
Net premium written	839,788	-	839,788	(1,000)	840,788

Net premium earned	1,041,740	-	1,041,740	(1,000)	1,042,740
Fees and other income	11,451	-	11,451	-	11,451

Net losses incurred	830,789	(11,468)	842,257	67,896	774,361
Acquisition expenses	112,175	-	112,175	-	112,175
Operating expenses	181,478	-	181,478	-	181,478

Underwriting profit / (loss)	$(71,251)	$11,468	$(82,719)	$(68,896)	$(13,823)

Loss Ratio	79.8%		80.9%		74.3%
Combined Ratio	107.9%		109.0%		102.4%

REINSURANCE
Gross premium written	$685,984	$-	$685,984	$16,525	$669,459
Net premium written	418,126	-	418,126	14,594	403,532

Net premium earned	483,283	-	483,283	14,594	468,689
Fees and other income	7,606	-	7,606	-	7,606

Net losses incurred	378,776	(87,450)	466,226	155,158	311,068
Acquisition expenses	79,205	-	79,205	-	79,205
Operating expenses	51,423	-	51,423	-	51,423

Underwriting profit / (loss)	$(18,515)	$87,450	$(105,965)	(140,564)	$34,599

Loss Ratio	78.4%		96.5%		66.4%
Combined Ratio	105.4%		123.5%		94.2%

TOTAL
Gross premium written	$1,899,975	$-	$1,899,975	$16,525	$1,883,450
Net premium written	1,257,914	-	1,257,914	13,594	1,244,320

Net premium earned	1,525,023	-	1,525,023	13,594	1,511,429
Fees and other income	19,057	-	19,057	-	19,057

Net losses incurred	1,209,565	(98,918)	1,308,483	223,054	1,085,429
Acquisition expenses	191,380	-	191,380	-	191,380
Operating expenses	232,901	-	232,901	-	232,901

Underwriting profit / (loss)	$(89,766)	$98,918	$(188,684)	(209,460)	$20,776

Loss Ratio	79.3%		85.8%		71.8%
Combined Ratio	107.1%		113.6%		99.9%

(1) Natural Catastrophes includes Hurricanes Ike, Gustav, Mid West Floods, Greece and China Earthquake and Hailstorm Detmold

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) estimated net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of Syncora Guarantee Re Ltd (formerly XL Financial Assurance Ltd),  (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to estimated average ordinary shareholders’ equity for the three months ended September 30, 2008 and 2007 (U.S. dollars in thousands, except per share amounts):

	Three Months Ended
	September 30
	(Unaudited)
	2008 Estimated			2007

Net (loss) income available to ordinary shareholders	$(1,646,421)		$(1,671,421)	$327,975

Net realized (gains) losses on investments, net of tax	283,818		308,818	153,144

Net realized and unrealized (gains) losses on investment derivatives, net of tax		56,334		55,957

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax		77		4,106

Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company operating affiliates		(1,775)		21,652

Charges in respect of settlement with Syncora		1,415,732		-

Net (loss) income excluding net realized gains and losses (Note 1)	$107,765		$107,765	$562,834

Per ordinary share results:
Net (loss) income available to ordinary shareholders	$(6.08)		$(6.17)	$1.82

Net (loss) income excluding net realized gains and losses (Note 1)	$0.40		$0.40	$3.13

Weighted average ordinary shares outstanding:
Basic		270,843,525		178,787,848
Diluted		270,843,525		179,780,989

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$7,465,000		$7,440,000	$10,074,419

Net income excluding net realized gains and losses (Note 1)	$107,765		$107,765	$562,834

Annualized net income excluding net realized gains and losses (Note 1)	$431,060		$431,060	$2,251,336

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 1)	5.8%		5.8%	22.3%

Note 1 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) estimated net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of Syncora Guarantee Re Ltd (formerly XL Financial Assurance Ltd), (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to estimated average ordinary shareholders’ equity for the nine months ended September 30, 2008 and 2007 (U.S. dollars in thousands, except per share amounts):

	Nine Months Ended
	September 30
	(Unaudited)
	2008 Estimated			2007

Net (loss) income available to ordinary shareholders	$(1,196,697)		$(1,221,697)	$1,422,228

Net realized (gains) losses on investments, net of tax	379,605		404,605	118,577

Net realized and unrealized (gains) losses on investment derivatives, net of tax		16,519		31,608

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax		135		28,401

Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company operating affiliates		(2,511)		28,318

Charges related to Syncora		1,453,786		-

Net (loss) income excluding net realized gains and losses (Note 1)	$650,837		$650,837	$1,629,132

Per ordinary share results:
Net (loss) income available to ordinary shareholders	$(5.74)		$(5.86)	$7.89

Net (loss) income excluding net realized gains and losses (Note 1)	$3.12		$3.12	$9.03

Weighted average ordinary shares outstanding:
Basic		208,436,642		178,886,485
Diluted		208,436,642		180,340,299

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$8,050,000		$8,025,000	$9,878,979

Net income excluding net realized gains and losses (Note 1)	$650,837		$650,837	$1,629,132

Annualized net income excluding net realized gains and losses (Note 1)	$867,783		$867,783	$2,172,176

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 1)	10.8%		10.8%	22.0%

Note 1 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Comment on Regulation G

This press release contains the presentation of (i) net income (loss) excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of Syncora Guarantee Re Ltd (formerly XL Financial Assurance Ltd), and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and those of Syncora and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd to cedents of Syncora Guarantee Re Ltd, a subsidiary of Syncora, are excluded as these contracts were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).